Exhibit 3.6

PARTNERSHIP AGREEMENT

FOR

APOLLO GALILEO USA PARTNERSHIP

Effective as of July 31, 1997

TABLE OF CONTENTS

ARTICLE I
DEFINITIONS

SECTION 1.1. Definitions	1

ARTICLE II
ORGANIZATION

SECTION 2.1. Formation	2
SECTION 2.2. Name and Office	2
SECTION 2.3. Purpose	2
SECTION 2.4. Term	2

ARTICLE III
CAPITAL CONTRIBUTIONS

SECTION 3.1. Additional Capital Contributions	2
SECTION 3.2. No Further Capital Contributions	2

ARTICLE IV
INTERESTS IN THE PARTNERSHIP

SECTION 4.1. Percentage Interests	3
SECTION 4.2. Capital Accounts	3
SECTION 4.3. Return of Capital	3
SECTION 4.4. Ownership	3
SECTION 4.5. Waiver of Partition and Accounting	3

ARTICLE V
DISTRIBUTION AND ALLOCATIONS

SECTION 5.1. Distributions	4
SECTION 5.2. Limitations on Distributions	4
SECTION 5.3. Allocations	4
SECTION 5.4. Tax Matters Partner	4

ARTICLE VI
MANAGEMENT

SECTION 6.1. Management	4
SECTION 6.2. Duties and Conflicts	4

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ARTICLE VII
BOOKS AND RECORDS

SECTION 7.1. Books and Records	5
SECTION 7.2. Accounting and Fiscal Year	5
SECTION 7.3. Reports	5

ARTICLE VIII
TRANSFER OF PARTNERSHIP INTERESTS

SECTION 8.1. No Transfer	5

ARTICLE IX
TERMINATION

SECTION 9.1. Dissolution	6
SECTION 9.2. Termination	6

ARTICLE X
MISCELLANEOUS

SECTION 10.1. Further Assurances	7
SECTION 10.2. Notices	7
SECTION 10.3. Governing Law	7
SECTION 10.4. Successors and Assigns	7
SECTION 10.5. Extension Not a Waiver	8
SECTION 10.6. Creditors Not Benefitted	8
SECTION 10.7. Severability	8
SECTION 10.8. Amendments	8
SECTION 10.9. Counterparts	8

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PARTNERSHIP AGREEMENT
FOR
APOLLO GALILEO USA PARTNERSHIP

This PARTNERSHIP AGREEMENT of Apollo Galileo USA Partnership (the “Partnership”) is entered into effective as of the 31st day of July 1997 and between Apollo Galileo USA Sub I, Inc., a Delaware corporation (“Sub I”) and Apollo Galileo USA Sub II, Inc., a Delaware corporation (“Sub II”) (each also referred to herein as a “Partner” and collectively as the “Partners”).

ARTICLE I

DEFINITIONS

SECTION 1.1.   Definitions.  Capitalized terms used herein shall have the following meanings:

“Affiliate” of any Person means any Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person.  The team “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Partnership Agreement, as amended from time to time.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to be closed.

“Capital Account” has the meaning set forth in Section 42.

“Capital Contribution” means, with respect to any Partner, the sum of all cash and the fair market value of property (as specified in this Agreement or, if not so specified, as determined by the Partners in good faith) that has actually been paid or contributed by such Partner to the Partnership pursuant to Article III.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.  Any and all references to specific provisions of the Code shall be deemed to refer to any corresponding provisions of succeeding law.

“Distributable Proceeds” means cash or other property of the Partnership which the Partners determine is available for distribution to the Partners.

“DUPL” means the Uniform Partnership Law of the State of Delaware, as amended from time to time.

“Interest” with respect to any Partner means the interest of such Partner in the Partnership at any particular time, including the rights and obligations of such Partner as provided in this Agreement and the DUPL.

“Partnership” means the Partnership formed by this Agreement.

“Partnership Property” means all property, real, personal or mixed, owned by or leased to the Partnership.

“Percentage Interest” has the meaning set forth in Section 4.1.

“Person” means any individual, partnership, corporation, trust or other entity.

“Regulations” means the applicable Treasury Regulations under the Code.  Any and all references herein to specific provisions of the Regulations shall be deemed to refer to any corresponding successor provision.

“Transfer” has the meaning set forth in Section 8.1.

ARTICLE II

ORGANIZATION

SECTION 2.1.   Formation.  The Partners do hereby form the Partnership pursuant to the DUPL for the purposes and upon the terms and conditions hereinafter set forth.

SECTION 2.2.   Name and Office.  The name of the Partnership shall be Apollo Galileo USA Partnership.  The Partnership shall be conducted under that name or any other name that the Partners may select.  The principal place of business and office of the Partnership shall be located at 9700 West Higgins Road, Rosemont, Illinois 60018 and at such other place or places as the Partners may from time to time select.

SECTION 2.3.   Purpose.  The purpose of the Partnership shall be to engage in the business of any lawful act or activity for which general partnerships may be organized under the DUPL, and in any and all lawful activities directly or indirectly related or incidental to that business.  The Partnership may also engage in and conduct any other business activity with the prior written consent of all of the Partners.

SECTION 2.4.   Term.  The term of the Partnership shall commence on the effective date of this Agreement and shall continue until terminated pursuant to the provisions of this Agreement or applicable law.

ARTICLE III

CAPITAL CONTRIBUTIONS

SECTION 3.1.   Additional Capital Contributions.  Each Partner agrees to make additional contributions to the capital of the Partnership that are agreed to by all of the Partners.

SECTION 3.2.   No Further Capital Contributions.  Except as expressly provided in this Agreement or with the prior consent of all of the Partners, no Partner shall be required or entitled to contribute any other or further capital to the Partnership.

ARTICLE IV

INTERESTS IN THE PARTNERSHIP

SECTION 4.1.   Percentage Interests.  The Interest of each Partner in the Partnership, expressed as a percentage of the whole (a “Percentage Interest’’), shall be equal to the fraction (expressed as a percentage), the numerator of which is the amount of the Partner’s initial capital contribution under Section 3.1 and the denominator of which is the aggregate initial capital contributions made by all Partners under Section 3.1.

SECTION 4.2.   Capital Accounts.  There shall be established for each Partner on the books and records of the Partnership an account (a “Capital Account”), which shall equal, as to any Partner: (i) the sum of that Partner’s Capital Contributions plus all items of Partnership income and gain allocated to such Partner pursuant to this Agreement as reflected on the Partnership’s federal income tax returns, (ii) reduced by any distributions made by the Partnership to such Partner plus all items of Partnership costs, expenses, losses and deductions allocated to such Partner pursuant to this Agreement as reflected on the Partnership’s federal income tax returns.  Notwithstanding any other provision of this Agreement, each Capital Account shall be maintained in accordance with the applicable Regulations under Code Section 704.

SECTION 4.3.   Return of Capital.  No Partner shall be entitled to withdraw any part of its Capital Contributions, to receive interest on its Capital Contributions or to receive any distributions from the Partnership, except as expressly provided for in this Agreement or by applicable law

SECTION 4.4.   Ownership.  All Partnership Property shall be owned by the Partnership, subject to the terms and provisions of this Agreement.  No Partner shall have any interest in specific Partnership Property.  The Interests of all Partners in this Partnership are personal property.

SECTION 4.5.   Waiver of Partition and Accounting.

(a)   Except in the event of gross negligence or willful misconduct by any Partner, each of the Partners hereby irrevocably waives any right that such Partner might have to maintain any action for partition with respect to any of the Partnership’s assets.

(b)   To the fullest extent permitted by applicable law and except for circumstances involving a breach of this Agreement or in the event of gross negligence or willful misconduct by any Partner, each of the Partners covenants that it will not file a bill for Partnership accounting.

ARTICLE V

DISTRIBUTION AND ALLOCATIONS

SECTION 5.1.   Distributions.  Prior to the dissolution of the Partnership, any Distributable Proceeds shall be distributed to the Partners pro rata in accordance with their respective Percentage Interests.  Any Distributable Proceeds arising in connection with the dissolution of the Partnership shall be distributed to the Partners in accordance with Section 9.2.

SECTION 5.2.   Limitations on Distributions.

(a)   The Partnership may be restricted from making distributions under the terms of notes, mortgages or other agreements or instruments to which it may be a party or which it may issue or assume in conjunction with the business of the Partnership as herein contemplated, and distributions may also be restricted or suspended in circumstances when the Partners determine that such action is in the best interests of the Partnership.

(b)   The making of any distribution is subject to the payment or satisfaction of Partnership obligations and to the maintenance of such reserves as the Partnership deems necessary, desirable or appropriate for, among other things, operating expenses, repairs, maintenance, replacements, contingencies and capital additions and improvements of or relating to any Partnership Property or the business of the Partnership.

SECTION 5.3.   Allocations.  All items of income, gain, loss, deduction, or tax credit recognized for federal income tax purposes shall be allocated for each fiscal year to the Partners pro rata, according to their respective Percentage Interests.

SECTION 5.4.   Tax Matters Partner.  Apollo Galileo USA is hereby designated as the Partnership’s “Tax Matters Partner” under Code Section 6231(a)(7).]

ARTICLE VI

MANAGEMENT

SECTION 6.1.   Management.  Each Partner shall participate in the control, management and direction of the Partnership’s business.  In exercising this control, management and direction, each Partner’s vote shall have the same weight as the vote of each other Partner.

SECTION 6.2.   Duties and Conflicts.  The Partners shall devote such time to the affairs of the Partnership as they deem to be necessary or desirable in connection with their respective duties and responsibilities hereunder.  No Partner or any partner, representative or employee of any Partner shall receive any salary or other remuneration for its services rendered pursuant to this Agreement.

(a)   Each of the Partners recognizes that each of the other Partners and its employees, agents, partners and representatives have or may have other business interests, activities and investments, some of which may be in conflict or competition with the business of the Partnership and that each such Person is entitled to carry on such other business interests, activities and investments.  Neither the Partnership nor any other Partner shall have any right, by virtue of this Agreement, in or to such interests, activities or investments or the income or profits derived therefrom, and the pursuit of such interests, activities or investments, even if in conflict or competitive with the business of the Partnership, shall not be deemed wrongful or improper.

(b)   To the extent permitted by applicable law, the Partnership is hereby authorized to purchase property from, sell property to, borrow funds from, or otherwise deal with, any Partner (acting other than in its capacity as Partner), any Affiliate of such Partner, any other Person having an interest in the Partnership Property or any Affiliate of such Person; provided that any such dealing (i) shall be on terms no less favorable to the Partnership than would be available from unaffiliated Persons and (ii) shall not otherwise be in violation of this Agreement or any Partner’s constituency documents.

ARTICLE VII

BOOKS AND RECORDS

SECTION 7.1.   Books and Records.  The Partnership shall keep or cause to be kept full and accurate books and records of account of the Partnership’s business.  Such books and records of account shall be maintained at the principal place of business of the Partnership or such other place or places as may be determined by the Partnership.  Each Partner or its duly authorized representative shall have the right to inspect, examine and copy such books and records of account at the Partnership’s office during reasonable business hours.

SECTION 7.2.   Accounting and Fiscal Year.  The books of the Partnership shall be kept on the [accrual] basis and the Partnership shall report its operations for tax purposes on the [accrual] method.  The fiscal year of the Partnership shall end on December 31 of each year except as otherwise required in accordance with the Code.

SECTION 7.3.   Reports.  All reports provided to the Partners pursuant to this Section 7.3 shall be prepared on such basis as the Management Committee determines will appropriately reflect the operations and assets of the Partnership.

ARTICLE VIII

TRANSFER OF PARTNERSHIP INTERESTS

SECTION 8.1.   No Transfer.  No Partner may sell, assign, give, hypothecate, pledge, encumber or otherwise transfer (any such sale, assignment, gift, hypothecation, pledge, encumbrance or other transfer being hereinafter referred to as a “Transfer”) any Interest whether directly or indirectly (other than transfers of interests in any Partner as permitted by such Partner’s constituent documents), without the prior written consent of the other Partners.  Any Transfer of any Interest in contravention of this Article VIII shall be null and void.  No Partner, without the prior written consent of other Partners, shall retire or withdraw from the Partnership except as a result of such Partner’s involuntary dissolution or final adjudication as a bankrupt.

ARTICLE IX

TERMINATION

SECTION 9.1.   Dissolution.  The Partnership shall be dissolved and its business wound up upon the happening of any of the following events, whichever shall first occur:

(a)   the sale, condemnation or other disposition of all or substantially all of the Partnership Property and the receipt of all consideration therefor;

(b)   the dissolution, or final adjudication of any Partner as a bankrupt or the filing by any Partner of a voluntary petition in bankruptcy unless the remaining Partners shall, within 90 days thereafter, elect to continue the Partnership;

(c)   the agreement by the Partners to terminate the Partnership; or

(d)   any other event that causes the dissolution of the Partnership under applicable law unless its business is continued pursuant to applicable law.

SECTION 9.2.   Termination.  In all cases of dissolution of the Partnership (except upon an election to continue the Partnership under Section 9.1(b) or (e), the business of the Partnership shall be wound up and the Partnership terminated as promptly as practicable thereafter, and each of the followings shall be accomplished:

(a)   A statement setting forth the assets and liabilities of the Partnership as of the date of dissolution shall be furnished to all of the Partners.

(b)   The property and assets of the Partnership shall be liquidated as promptly as possible, but in an orderly and businesslike and commercially reasonable manner.  Property and assets of the Partnership may be distributed in kind only with the consent of all Partners.

(c)   The proceeds of sale or other disposition and all property or assets of the Partnership shall be applied and distributed as follows and in the following order of priority:

(i)            To the payment of (x) the liabilities or obligations of the Partnership (unless otherwise satisfied or duly provided for) in the order of priority provided by law and (y) the expenses of liquidation.

(ii)           To the setting up of any reserves which are reasonably necessary for liabilities or obligations of the Partnership (whether contingent or liquidated or otherwise).

(iii)          Within one year of dissolution, the balance, if any, to the Partners, in accordance with their respective positive Capital Accounts, except that such one-year period may be extended with the approval of the Partners holding a majority of the Percentage Interests.

ARTICLE X

MISCELLANEOUS

SECTION 10.1.   Further Assurances.  Each Partner agrees to execute, acknowledge, deliver, file, record and publish such further instruments and documents and do all such other acts and things as may be required by law, or as may be required to carry out the intent and purposes of this Agreement.

SECTION 10.2.   Notices.  All notices, requests, and other communications to any party hereunder shall be in writing and shall be given to such party at its address or facsimile number set forth below:

To Sub I

9700 West Higgins Road
Rosemont, Illinois 60018
Attention:  Legal Department
Facsimile No.:  847/518-4915

To Sub II:

9700 West Higgins Road
Rosemont, Illinois 60018
Attention: Legal Department
Facsimile No.:  847/518-4915

To Apollo Galileo USA Partnership:

9700 West Higgins Road
Rosemont, Illinois 60018
Attention: Legal Department
Facsimile No.: 847/518-4915

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties.  Each such notice, request or other communication shall be effective (i) if given by facsimile, when transmitted to the number specified pursuant to this Section 10.2 and confirmation is received, (ii) if given by mail, five Business Days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when delivered at the address specified pursuant to this Section 10.2.

SECTION 10.3.   Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflict of laws thereof.

SECTION 10.4.   Successors and Assigns.  This Agreement shall be binding upon the parties hereto and their respective executors, administrators, legal representatives, heirs,

successors and assigns, and shall inure to the benefit of the parties hereto and, except as otherwise provided herein, their respective executors, administrators, legal representatives, heirs, successors and assigns.

SECTION 10.5.   Extension Not a Waiver.  No delay or omission in the exercise of any power, remedy or right herein provided or otherwise available to a Partner or the Partnership shall impair or affect the right of such Partner or the Partnership thereafter to exercise the same.  Any extension of time or other indulgence granted to a Partner hereunder shall not otherwise alter or affect any power, remedy or right of any other Partner or of the Partnership, or the obligations of the Partner to whom such extension or indulgence is granted.

SECTION 10.6.   Creditors Not Benefitted.  Nothing contained in this Agreement is intended or shall be deemed to benefit any creditor of the Partnership or of any Partner, and no creditor of the Partnership shall be entitled to require the Partnership or the Partners to solicit or accept any Capital Contribution for the Partnership or to enforce any right which the Partnership or any Partner may have against any Partner under this Agreement or otherwise.

SECTION 10.7.   Severability.  In case any one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and other application thereof shall not in any way be affected or impaired thereby.

SECTION 10.8.   Amendments.  This Agreement may be amended only by a writing signed by all of the Partners.

SECTION 10.9.   Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be an original but all of which together shall constitute but one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement effective as of the day and year first above written.

Apollo Galileo USA Sub I, Inc.

By:	/s/ Cheryl M. Ballenger
Name: Cheryl M. Ballenger
Title: President, Chief Financial
Officer and Treasurer

Apollo Galileo USA Sub II, Inc.

By:	/s/ Cheryl M. Ballenger
Name: Cheryl M. Ballenger
Title: President, Chief Financial
Officer and Treasurer